Exhibit 10.34

3 September 2025

This statement contains the main terms and conditions of employment between

CRH Group Services Limited incorporated in Ireland whose registered office is at 42 Fitzwilliam
Square, Dublin 2 (the “Company”); and

Alan Connolly of [*****] (the
“Employee”)

(the “Agreement”).
This Agreement records the terms on which the Employee will serve as Head of Group Finance.

1.Commencement of Employment and Continuous Service
1.1The Employment of the Employee under this Agreement will commence with effect from 01 September 2025 (the “Commencement Date”). The Employment will continue thereafter, unless and until it is terminated or terminates earlier in accordance with this Agreement. The Employee’s commencement date for the purpose of continuous service is 01 January 1994.
2.Appointment and Duties of the Employee
2.1The Employee will initially be employed as Head of Group Finance, reporting to Nancy Buese, Chief Financial Officer or such other persons as the Company may direct from time to time.
2.2The Employee will:
(a)devote all of their working time, attention and skill to the Employment;
(b)carry out such duties as may be assigned to the Employee by the Company from time to time;
(c)comply with all applicable rules, policies and regulations issued by the Company from time to time; and
(d)obey the reasonable and lawful directions of the Company given to them from time to time.
2.3The Employee understands that the Company reserves the right to reassign the Employee to other duties and/or to change their function and/or to change their reporting line, it being understood that the Employee will not be assigned to duties which they cannot reasonably perform.
2.4The Employee acknowledges and agrees that, while they may send a request in writing to the Company to engage with, be concerned with, or provide services to another business outside of the normal working hours outlined in clause 3, the Company shall be entitled to refuse this request where such refusal is proportionate to the objective grounds identified by the Company, which include, but are not limited to the following:
(a)Health and safety;

(b)Protection of business confidentiality;
(c)Avoidance of conflicts of interests;
(d)Safeguarding productive and safe working conditions;
(e)Compliance by the employer and the employee with any applicable statutory obligations; and/or
(f)Compliance by the employee with any professional standards for the time being in force.
3.Hours
3.1The Employee will continue to work an average of 37.5 hours per week for the Company for the duration of this Agreement, generally worked Monday through Friday from 9.00am to 5.30pm.
3.2The Company reserves the right to change the Employee’s working hours and the Employee may be required to work extended hours where necessary to properly discharge their duties. Unless otherwise agreed, the Employee will not be entitled to any extra remuneration for overtime worked from time to time. The Employee is entitled to rest breaks in accordance with the Organisation of Working Time Act 1997.
4.Interests of the Employee and Other Employment
4.1If not already shared, the Employee will disclose promptly in writing to their Line Manager all the Employee’s interests (for example all directorships and any shareholdings in companies other than CRH plc) that may be material to the Employment.
4.2During the period of the Employment, the Employee shall not, without written permission from their Line Manager, directly or indirectly be engaged or be concerned or interested in any work activities or business on the Employee’s own account, whether remunerated or time consuming and non-remunerated, and the objective grounds for this restriction are set out at clause 2.4.
4.3Unless already agreed, any offices held in external organisations in the Employee’s role as a representative of CRH will automatically terminate upon cessation of the Employment.
4.4The Employee may not hold or be interested in investments which amount to more than five per cent of the issued securities of any class of any one company which are listed or quoted on any recognised Stock Exchange.
4.5The Employee will (and will endeavour to procure that the Employee’s spouse and dependent children will) comply with all rules of law, and rules or policies applicable to CRH plc from time to time in relation to the holding or trading of securities in CRH plc.
5.Location and Immigration
5.1The Employee will continue to work at the principal office of the Company in Ireland (currently Stonemasons Way, Rathfarnham, Dublin 16, D16 KH51) where they will be expected to be based. The Employee may also be required to travel and work outside Ireland. The Company reserves the right to transfer the Employee to another location within Ireland without compensation in accordance with business requirements.

5.2Where applicable, the employee must have valid immigration permission and documentation in place before the employment commences. In the event that the Employee fails to produce evidence satisfactory to the Company of their entitlement to reside and work in the country in which the Employee is employed prior to commencement of employment, the Company reserves the right to rescind any offer of employment made to the Employee, and the Employee will therefore not commence employment with the Company.
5.3Where the Employee secures relevant immigration permissions, the Employee must remain in possession of valid residence and work permission authorisations throughout their employment with the Company. If at any time the Employee fails to remain entitled to work in the relevant country, the Company may terminate the Employee’s employment.
5.4The Company may provide the Employee with immigration assistance if required and will reimburse any processing fees incurred by the Employee in obtaining visas, work permits and residence permits (as applicable) in respect of the Employee’s role, provided prior approval to the making of such applications has been received and provided the Company considers the cost of such processing fees to be reasonable. This may extend to spouses/partners and any children of the Employee (up to the age of 21 years) depending on the country in question and/or circumstances, at the Company’s discretion.
5.5If the Employee is self-sponsored (i.e., not sponsored by CRH), or at any point during the employment the Employee transitions to a self-sponsored status based on the immigration laws of that particular jurisdiction the onus is on the Employee to ensure that they remain compliant in this regard. Any changes to the Employee’s status must be notified to the Company immediately throughout the duration of employment. It is the Employee’s responsibility to ensure that appropriate immigration permissions are in place for the Employee and any accompanying family members. The Company may reimburse reasonable associated costs for the Employee, spouses/partners and any children (up to the age of 21 years) on a discretionary basis in respect of self-sponsored applications, provided prior approval to the making of such applications has been received.
6.Salary and Benefits
6.1Salary
The Company will continue to pay the Employee a basic salary of €530,237 gross per annum (and pro rata for any lesser period) subject to the deduction of PAYE, USC, PRSI and any other deductions or withholdings as are required by law or provided for under this Agreement. Where applicable, the Company will deduct social insurance contributions from the basic salary and will also remit certain social insurance contributions on the Employee's behalf. These contributions are collected by the Revenue Commissioners, and a record of these will be kept by the Company and may also be recorded by the Department of Social Protection. Salary will be paid monthly in arrears and will accrue from day to day. The Employee may request a written statement of their average hourly rate of pay for the relevant pay reference period (which is monthly) in accordance with section 23 of the National Minimum Wage Act 2000. The Employee’s basic salary will be reviewed annually in accordance with Company policy. In reviewing the Employee’s salary, there is no obligation on the Company to make any increase and any increase given in any year shall not create an entitlement or expectation of future increase.
6.2Bonus
The Employee will continue to be eligible to receive an annual discretionary bonus of 60% target / 120% maximum of basic annual salary, which will be tied to Company performance targets set from time to time and will be subject to the achievement of these targets and of agreed personal objectives. A condition to receipt of any annual bonus payable is that the Employee is employed by the Company on the date the annual bonus is due to be paid. No bonus will be paid, whether on a pro-rata basis or otherwise if the Employee (i) is in a current disciplinary process and / or has an unexpired warning on file, or (ii) is in a current Performance Improvement Plan. For the avoidance of doubt, any bonus, if awarded, does not become due and payable until the date of payment of the bonus in accordance with the Company's scheme. Any bonus will be paid to the Employee less any deductions which the Company is required by law to make and may be refundable in circumstances determined by the Company and communicated to the Employee.
The Employee acknowledges and agrees that the terms and conditions of the bonus scheme including the method and time of payment-can be amended or withdrawn at the discretion of the Company.
6.3Company Car
The Company will continue to provide the Employee with a suitable motor vehicle for the performance of the Employee's current role. The Employee will be required to adhere to relevant policies for the use of such vehicle. The Company will discharge the road tax and insurance premiums payable thereon together with all running expenses incurred in connection with travelling in Ireland subject to any rules, limits, terms and conditions imposed by the Company with the exception of costs associated with traffic violations which will be the responsibility of the driver. While the vehicle shall remain the property of the Company the Employee shall ensure that at all times when it is driven it is in the state and condition required by law. The Employee shall ensure that the car is properly maintained and shall, on the termination of their contract, return the vehicle in a roadworthy condition to the Company without delay.
6.4Benefit Plans
The Employee will continue to be invited to participate in the discretionary CRH plc Share Participation Scheme which enables the Employee to convert a proportion of the Employee’s overall bonus entitlement into shares. Full details of the Scheme will be provided upon reaching eligibility.
The Employee shall continue to be eligible to participate in the CRH Equity Incentive Plan, in accordance with the rules of that Plan.
The Employee may be eligible to participate in the benefit plans specified in this Agreement and such other benefit plans as may be approved in writing by the

Company and specifically applied to the Employee by notice in writing from the Company from time to time. Participation in such benefit plans shall be subject always to the rules and conditions applicable to each such plan. The Company shall also have the right to substitute new benefit plans for any plan in which the Employee may be eligible to participate. Any Company benefit plan which is insured will be subject to and conditional upon the terms and conditions of the relevant policy of insurance.
Participation in all benefit schemes shall be subject to the rules and conditions applicable to each such scheme or such other rules and regulations as may be laid down by the Company, and amended, from time to time. The Company reserves the right, without further remuneration or compensation to the Employee, to amend the terms and/or rules of any benefit schemes, vary or discontinue any benefit schemes in which the Employee may be entitled to participate and/or substitute new benefit schemes for any scheme in which the Employee may be eligible to participate.
All benefits payable or otherwise made available to the Employee under any Company benefit plan(s) in which the Employee may be entitled to participate from time to time shall automatically cease, as shall the Employee’s eligibility to participate in such plan(s), upon the termination of the Employment for any reason whatsoever. The fact that termination of employment results in the loss of a current or future benefit shall not prevent the Company from terminating the Employment. In the event of such termination, the Company shall be under no obligation to replace the terminated or discontinued benefit plan(s) and/or provide the same or similar benefits or compensation in lieu.
6.5Professional Subscriptions
The Company will reimburse the Employee’s annual subscription fee to a professional institution relevant to their role in the Company (the Company to determine at its sole discretion whether membership of a professional institution is relevant). Full membership details and receipt will be required.
6.6Pension and Death in Service Benefit
As elected by the Employee to freeze pension benefits with effect from 01 January 2021, the Employee will continue to receive an annual payment, typically in the month of October, to compensate for the loss of pension the Employee would otherwise have accrued. For further details on this payment, the Employee should refer to the memo ‘Ongoing Accrual of Pension Benefits’ dated 30 December 2020.
The Employee will continue to be covered for a Death-in-Service Lump Sum Benefit of three times gross basic annual salary subject to the terms of the insurance policy in place from time to time.
The Company reserves the right to vary the terms of any Death-in-Service Lump Sum Benefit. The Company also reserves the right to withdraw any Death-in-Service Lump Sum Benefit, in each case at its discretion.
6.7Annual Leave
The Company leave year runs from 1 January to 31 December. The Employee will continue to be entitled to 25 days’ paid holiday each calendar year (in addition to other public holidays and additional days of annual leave accrued due to service in accordance with Group policies in place from time to time), to be taken at times to be agreed in advance with the Company (including two days on which the Company is closed (Good Friday and Christmas Eve, where Christmas Eve falls between Monday and Friday)). Holiday entitlement will accrue on a pro-rated basis. For part calendar years, the Employee’s holiday entitlement for the year will be pro-rated to the length of their service in that year. All leave must be taken during the year of entitlement, at times approved by the Employee’s Manager. Leave cannot be carried forward to a subsequent leave year without written consent from the Employee’s Manager. The Company may require the Employee to take any accrued holiday during any notice period. If, on the Termination Date, the Employee has exceeded the Employee’s accrued holiday entitlement, the excess may be deducted from any sums due to the Employee. Please refer to Employee Benefits Booklet for more information about Annual Leave.
6.8Income Protection
The Employee will continue to be eligible to receive income protection cover of 2/3rd of gross annual basic salary, less the state disability pension, subject to the terms and conditions of the insurer’s policy in place from time to time. The Company may withdraw or amend this benefit at any time, at its discretion.
6.9Health Insurance Plan
The Employee will continue to be eligible to receive a gross annual healthcare cash allowance of €1,600 and, where applicable, €1,600 for the Employee’s partner/spouse and €550 per child. The healthcare cash allowance is only applicable to the Employee where the Employee opts into a CRH Health Insurance Plan with one of our nominated healthcare providers. The healthcare cash allowance will be administered through payroll on a monthly basis and is subject to any deductions which the Company is required by law to make (including income tax, PRSI and USC). Private medical insurance is subject to the terms and conditions of the insurer’s policy in place from time to time in force and the Company may withdraw or amend this benefit at any time, at its discretion.
7.Expenses and Driving on Company Business
7.1The Company will refund to the Employee all reasonable expenses properly incurred by the Employee in performing their duties under this Agreement, provided that these are incurred in accordance with Company expenses policies in place from time to time. The Company will require the Employee to produce receipts or other supporting documents as proof that they have incurred any expenses they claim.
7.2If the Employee is provided with a credit or charge card by the Company, this must only be used for expenses which they incur in performing the duties of the Employment.
7.3In the course of the Employment, the Employee may be required to undertake business travel to enable the Employee to perform their duties, and at all times, driving should be undertaken in a safe manner in accordance with the official guidance given in the “Rules of the Road”. If the Employee is required to drive any vehicle on behalf of the Company they must have a valid driving license, and they may be required to produce their original driving license upon commencement of the Employment with the Company and from time to time during the Employment. It is the Employee’s responsibility to pay all fines and penalties arising from the use of any vehicle on company business, and the Employee must notify the Company should they become disqualified from driving. Employees are reminded that the use of hand-held mobile phones is prohibited and must be kept switched off while driving the car.
8.Illness and Incapacity
8.1In case of sickness or other incapacity for work, the Employee must comply with the Company's Sick Leave and Long-Term Absence policy.
8.2The Employee must notify the Company of any unplanned absence in accordance with the Company’s policy.
8.3The Company reserves the right to have the Employee medically examined by a registered medical practitioner to be selected by the Company at any time during employment. Failure to attend and engage at a medical examination when requested to do so may result in disciplinary action and/or termination of sick pay (if applicable). The Employee acknowledges and agrees that the Company is entitled to make relevant determinations based on the advice of its nominated doctor and/or consultant. The Employee hereby authorises such medical practitioners to disclose to, and discuss with, the Company and its medical advisers the results of such examinations and tests.
8.4The Employee shall immediately inform the Company if the Employee’s inability to perform their duties results from incapacity caused by a third party and for which compensation is or may be recoverable by or on behalf of the Employee. In that event, any payments made by the Company to the Employee during such period of incapacity shall be treated as being made to the Employee by way of loan and shall be recoverable by the Company. At the Company's request, the Employee will refund to the Company the lesser of the amount recovered by the Employee and the aggregate cost of payments and benefits provided to the Employee in respect of such period of absence.
9.Training
9.1The Company will continue to provide the Employee with on-the-job training to enable the Employee to perform their duties, and such other training as may be required by law from time to time. This training will (where possible) take place during the Employee's normal working hours as specified in clause 3.
10.Confidentiality
10.1Without prejudice to the common law duties which the Employee owes to the Group, the Employee agrees that the Employee will not, except in the proper performance of their duties, copy, use or disclose, directly or indirectly, for the Employee’s own purposes or for any purposes other than those of the Company or any Group Company, to any person any of the Group’s trade secrets, or confidential information.
10.2The restrictions in this clause 10 will continue to apply after the termination of the Employment without limit in time but will not apply to trade secrets or confidential information which become public other than through unauthorised disclosure by the Employee. The Employee will use their best endeavours to prevent the unauthorised copying use or disclosure of such information.
10.3For the purposes of this Agreement, trade secrets and confidential information include but will not be limited to technical information, intellectual property, business and marketing plans, strategies, customer information, software, other information concerning the products, promotions, development, financing, expansion plans, business policies and practices of the Group and other forms of information considered by the Group to be confidential and in the nature of trade secrets (including, without limitation, ideas, research and development, know-how, formulas, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals) and any other information in whatever form (written, oral, visual and electronic) concerning the confidential affairs of the Group. In the course of the Employment, the Employee is likely to obtain trade secrets and confidential information belonging or relating to other Group Companies and other persons. They will treat such information as if it falls within the terms of clause 10.1 and clause 10.1 will apply, with any necessary amendments, to such information. If requested to do so by the Group, the Employee will enter into an agreement with other Group Companies and any other persons in the same terms as clause 10.1 with any amendments necessary to give effect to this provision.
10.4All notes, memoranda, documents, emails, records and writing made, received or obtained by the Employee on any matters relating to the organisation, business, finance, customers, suppliers, dealings, transactions or affairs of the Company or any Group Company shall be treated as confidential and shall be and remain the property of the Company or such Group Company (as the case may be) and shall be delivered by the Employee to the Company or such Group Company (as the case may be) forthwith upon request.

11.Intellectual Property Rights
11.1For the purposes of this clause, “Intellectual Property” means any and all rights pertaining to discoveries, concepts, ideas and improvements to existing technology whether or not written down or otherwise converted to tangible form, patents, designs, trademarks, trade and business names, goodwill, copyrights, all rights in inventions, designs, processes, formulae, notations, improvements, know-how, reputation, moulds, get-up, computer programmes and analogous property, plans, models, reports, studies, data, drawings, diagrams, charts, records and computer software on whatever media together with all drafts and working papers relating to such materials and all other forms of industrial or intellectual property (in each case in any part of the world and whether or not registered or registerable and to the fullest extent thereof and for the full period thereof and all extensions and renewals thereof) and all applications for registration thereof and all rights and interests, present and future, thereto and therein. The Employee hereby acknowledges and accepts that, save as provided in this Agreement, no further remuneration or compensation is or may become due to the Employee in respect of the performance of the Employee’s obligations under this clause 11.
11.2The Employee acknowledges that: (i) it may be part of their normal duties to develop the products and services of the Group; and (ii) because of the nature of the Employee’s position or otherwise, the Employee has a special obligation to further the interests of the Group. All Intellectual Property which the Employee develops or produces in the course of their employment duties, or outside such duties but relating to the business of the Group, shall vest in and will be solely owned by the Company to the fullest extent permitted by law whether created during normal working hours or not. The Employee irrevocably and unconditionally assigns to the Company or any Group Company (including, without limitation, by way of present assignment of future copyright) all right, title, and interest (including accrued rights of action) in and to all Intellectual Property and all materials embodying such rights.
11.3The Employee agrees, at the Company’s expense, to sign all documents and carry out all such acts as will be necessary to vest such Intellectual Property in the Company, and to obtain protection and enforce the Company’s rights anywhere in the world. The Employee also hereby waives all moral rights in all Intellectual Property which is owned by the Company, or will be owned by the Company, further to this clause. The Employee will not copy, disclose or make use of any Intellectual Property belonging to the Company (whether or not subject to this clause) except to the extent necessary for the proper performance of the Employee’s duties. Rights and obligations under this clause will continue after the termination of this Agreement in respect of all Intellectual Property arising during the Employment.
11.4To the extent that any such Intellectual Property cannot be assigned to the Company, the Employee hereby:

a)grants to the Company an exclusive, irrevocable, perpetual, fully paid up, royalty-free, worldwide, transferable, sub-licensable licence to use and commercialise such Intellectual Property without restriction; and
b)to the extent that any such Intellectual Property cannot be licensed to the Company, irrevocably and unconditionally waives, abandons and will not assert, to the fullest extent permissible by applicable law, any such right, title or interest in and to such Intellectual Property as against the Company, unless otherwise instructed in writing by the Company or its successors in title.
11.5The Employee hereby irrevocably appoints the Company or any Group Company or its nominee to be their attorney in their name and on their behalf to execute any such documents or instruments and generally to use their name for the purpose of giving to the Company or any Group Company or its nominees the full benefit of the provision of this clause.
11.6Where any Intellectual Property has been created jointly by the Employee and any other person or persons, the Employee shall, without prejudice to the Employee’s obligations under this clause, use their best endeavours to procure that the other person or persons assign(s) to the Company or any Group Company their interest in such rights.

11.7All rights and obligations under this clause 11 shall continue in full force and effect after the termination of this Agreement.
12.Termination and Suspension
12.1Each of the Company and the Employee may terminate the Employment by giving to the other not less than:
(a)in the case of the Employee, six months’ written notice; and

(b)in the case of the Company, six months’ written notice.
12.2The Company may, at its sole and absolute discretion, decide to pay the Employee a sum equal to the Employee’s basic salary in lieu of all or part of the termination notice period set out in clause 12.1 (subject to the deduction of applicable PAYE, PRSI and USC). Where payment is made in lieu, the Employee’s employment shall terminate with immediate effect. For the avoidance of doubt, any payment in lieu shall not include any element in relation to any bonus or commission payment, or any payment in respect of any additional benefits (including any holiday entitlement) that might otherwise have been due during the period for which the payment in lieu is made.

12.3Notwithstanding the other provisions of this Agreement and in particular clause
12.1 and unless otherwise agreed between the parties, the Employment will automatically terminate on the Employee’s 65th birthday as determined by company policy. Upon such retirement, the Employee shall have no claims, statutory or otherwise, against the Company save in respect of payments outstanding at the date of such termination under the terms of this Agreement.
12.4Notwithstanding the other provisions of the Agreement, the Company may terminate the Employment by notifying the Employee in writing to take immediate effect, without notice or any payment by way of compensation, damages, payment in lieu of notice, if at any time the Employee:
(a)commits any act of serious misconduct;
(b)commits any serious or material or repeated breaches of any of their obligations under this Agreement;
(c)has a bankruptcy order made against them or enters into any composition agreements or voluntary arrangements with their creditors;
(d)is charged with or convicted of any criminal offence (other than an offence under the Road Traffic Acts for which a penalty of imprisonment is not imposed);
(e)commits any act of dishonesty or acts in any way which may, in the reasonable opinion of the Company, bring the Company or any Group Company into disrepute or discredit;
(f)neglects or fails or refuses to properly carry out any of the duties assigned to them;
(g)is prevented by illness or accident from performing their duties in full for a period in aggregate of 20 weeks in any 40 consecutive weeks or if they shall be absent from their duties by reason of illness or accident for more than 150 working days in any consecutive 12 months;
(h)ceases to be a director of the Company or is prohibited, restricted or disqualified from holding office in any company or ceases to have any regulatory approval required to enable them to properly perform their duties; and
(i)engages in fraud or embezzlement or any other illegal conduct with respect to the Company.

12.5Where the Company terminates the Employment by giving written notice to take immediate effect in accordance with clause 12.4, for the avoidance of doubt there is no obligation to give notice as set out in clause 12.1 or any other period of notice or to make any payment in lieu of notice. The exercise by the Company of its right to terminate under this clause shall be without prejudice to any other rights or remedies which the Company or any Group Company may have or be entitled to exercise against the Employee.
12.6When the Employment terminates, or as appropriate during the term of the contract, the Company may deduct from any money due to the Employee (including remuneration) any amount which they owe to the Company or any Group Company. This includes but is not limited to any overpayments made to the Employee, outstanding loans, advances, the cost of repairing any damage or loss to the Company's property caused by the Employee (and of recovering the same), excess holiday pay, any sums due from the Employee in respect of sickness benefit, and any amounts owing by the Employee. By signing this Agreement, the Employee hereby consents to any such deductions from the Employee’s basic salary and/or remuneration or other sums due to the Employee by the Company.
12.7The Company may suspend the Employee from the Employment on full remuneration (other than in respect of bonus and other incentive arrangements for which the discretion of the Remuneration Committee will remain) at any time and for any reason to investigate any matter in which the Employee appears to be involved (whether directly or indirectly) and to conduct any related disciplinary proceedings and/or any appeal hearing. During any period of suspension, the Employee shall continue to be bound by the duties of confidentiality, fidelity and good faith, shall be available during normal business hours (other than agreed holidays or authorised absence for sickness or other authorised leave) to perform any duties that may be assigned to the Employee and shall continue to comply with the terms of this Agreement.
12.8For the avoidance of doubt, the clauses headed "Confidentiality", "Intellectual Property Rights", and "Restrictions after Termination of Employment" shall remain in full force and effect following the termination of the Employee’s employment.
13.Garden Leave
13.1At any time after notice to terminate the Employment is given by either party under clause 12 above, or if the Employee resigns without giving due notice and the Company does not accept the Employee’s resignation, the Company may, at its absolute discretion, require the Employee to take a period of absence, called garden leave, for some or all of the remaining period of notice pursuant to clause 12 (the “Garden Leave Period”).
13.2During the Garden Leave Period, the Employee will be entitled to receive full remuneration other than in respect of bonus and other incentive arrangements for which the discretion of the Remuneration Committee will remain in accordance with the terms of this Agreement, any unused holiday accrued at the commencement of the Garden Leave Period and any holiday accrued during any such period must be taken during the Garden Leave Period at times agreed with the Company and, failing that, will be deemed to be taken by the Employee during the Garden Leave Period. During the Garden Leave Period, the Company may, at its sole and absolute discretion, pay the Employee ull remuneration (as defined above) in lieu of the balance of any period of notice given by the Company or the Employee (less any deductions the Company is required by law to make).
13.3The Company may require that the Employee will not, without prior written consent of the Company, be employed or otherwise engaged in the conduct of any activity, whether or not of a business nature, during the Garden Leave Period and further, if so requested by the Company, the Employee will not:
(a)enter or attend the premises of the Company or any other Group Company; or
(b)contact or have any communication with any customer or client of the Company or any other Group Company in relation to the business of the Company or any other Group Company (other than purely social contact); or
(c)contact or have any communication with any employee, officer, director, agent or consultant of the Company or any other Group Company in relation to the business of the Company or any other Group Company (other than purely social contact); or
(d)remain or become involved in any aspect of the business of the Company or any other Group Company except as required by such companies.
13.4During the Garden Leave Period:
(a)the Employee shall provide such assistance as the Company or any Group Company may require to effect an orderly handover of the Employee’s responsibilities to any individual or individuals appointed by the Company or any Group Company to take over the Employee’s role or responsibilities; and
(b)the Employee shall be available to deal with requests for information, provide assistance, to attend meetings and to advise on matters relating to work (unless the Company has agreed that the Employee may be unavailable for a period);
(c)the Company may appoint another person to carry out the Employee’s duties in substitution for the Employee; and
(d)the Company may require the Employee to take any unused holiday as directed by the Company.
13.5All duties of the Employment (whether express or implied) shall continue throughout the Garden Leave Period save as expressly varied by this clause 13. The Employee agrees that the exercise by the Company of its rights pursuant to this clause 13 shall not entitle the Employee to claim that they have been constructively dismissed provided that the Company complies with its obligations under this Agreement.

14.Restrictions after Termination of Employment
14.1In this clause:
“Prohibited Area” means Ireland and any country in which the Company or any Group Company has a significant presence at the Relevant Date and with which the Employee has been involved;
“Relevant Business” means the Business relevant to the area of CRH in which the employee is engaged which, by virtue of its location or otherwise, is or is about to be in competition with any business of the Company or any other Group Company being carried on by such company at the Relevant Date provided the Employee was concerned or involved with that business to a material extent at any time during the 12 months prior to the Relevant Date;
“Relevant Date” means the Termination Date; and ‘‘Restricted Period” means the period of:
(a)Six months for the purpose of clause 14.2 (a); and
(b)Nine months for any other purpose;
in either case commencing on the Relevant Date, less any Garden Leave Period, save that in the event the Restricted Period less any Garden Leave Period would result in no period of time or a negative period of time, then for the purposes of this clause 14 there will be deemed to be no further Restricted Period.
14.2The Employee is likely to obtain trade secrets and confidential information and personal knowledge of and influence over customers and employees of the Group during the course of the Employment. To protect these interests, the Employee agrees with the Company that they will be bound by the following covenants (save where otherwise agreed in writing between the direct Line Manager and the Employee):
(a)during any Restricted Period and within the Prohibited Area, they will not be employed in or engaged by or hold any position which the Employee held at any time during the 12 months prior to the Relevant Date, or any reasonably comparable or more senior position in any Relevant Business, or carry on for the Employee’s own account or for any other person, whether directly or indirectly (or be a director of any company engaged in) any Relevant Business;
(b)during any Restricted Period the Employee will not (either on the Employee’s own behalf or for or with any other person), whether directly or indirectly, canvass or solicit in competition with the Company or any other Group Company the custom of any person who at any time during the six months prior to the Relevant Date was a customer or client of, or in the habit of dealing with, the Company or (as the case may be) any other Group Company and in respect of whom the Employee had access to Confidential Information or with whose custom or business the Employee was personally concerned or employees reporting directly to the Employee were personally concerned;

(c)during any Restricted Period the Employee will not (either on the Employee’s own behalf or for or with any other person), whether directly or indirectly, deal with or otherwise accept in competition with the Company or any Group Company the custom of any person who was at any time during the six months prior to the Relevant Date a customer or client of, or in the habit of dealing with, the Company or (as the case may be) any Group Company and in respect of whom the Employee had access to Confidential Information or with whose custom or business the Employee was personally concerned; and
(d)during any Restricted Period the Employee will not (either on the Employee’s own behalf or for or with any other person, whether directly or indirectly) entice or try to entice away from the Company, or any other Group Company, any person who was an employee of such a company at the Relevant Date and with whom they had worked closely at any time during the six months prior to the Relevant Date.
14.3Each of the paragraphs contained in clause 14.2 constitutes an entirely separate and independent covenant. If any covenant is found to be invalid this will not affect the validity or enforceability of any of the other covenants. If any of the restrictions are adjudged by a court of competent jurisdiction to go beyond what is reasonable for the protection of the legitimate interests of the Company or any Group Company but would be reasonable if any particular restriction or restrictions, or part of their wording, were deleted and/or the period thereof were reduced and/or the geographical area were reduced, such restriction shall apply with such modifications as may be necessary to make them valid and effective.
14.4Following the Termination Date, the Employee will not represent themselves as being in any way connected with the businesses of the Company or of any other Group Company (except to the extent agreed by such a company) and neither shall the Employee disparage the Company or its directors, officers, employees or agents.
14.5Any benefit given or deemed to be given by the Employee to any Group Company under the terms of clause 14 is received and held on trust by the Company for the relevant Group Company. The Employee will enter into appropriate restrictive covenants directly with other Group Companies if asked to do so by the Company.
15.Return of Company Property
15.1Any time during the Employment (at the request of the Company) and in any event when the Employment terminates, the Employee will immediately return to the Company:
(a)all documents and other materials (whether originals or copies) made or compiled by or delivered to the Employee during the Employment and concerning all the Group Companies. The Employee will not retain any copies of any materials or other information; and
(b)all other property belonging or relating to any of the Group Companies.
15.2If the Employee commences Garden Leave in accordance with clause 13, they may be required to comply with the provisions of clause 15.1.

16.Policies and Code of Conduct
16.1The Employee is expected to represent the values of CRH plc each time they deal with colleagues and people outside the Company, and employees are expected to behave responsibly and in a considerate manner at all times, treating people with respect and courtesy. All employees are expected to uphold high standards in terms of punctuality, attendance, honesty, personal appearance, work tidiness and efficiency.
16.2A key objective of the Company is to provide an environment which protects the health, safety and welfare of our employees, contractors, customers and the general public. A copy of the Safety Statement will be given to the Employee on their first day and the Employee is required to read and understand it. If the Employee has any questions relating to this statement or any other issues relating to health & safety, they should refer them in the first instance to the Stonemasons Way Health and Safety Officer, contactable through reception. The Employee is required to work and behave safely at all times whether on the premises or off site on company business or using company-supplied equipment, and to take due care of the safety of others who may be affected by the Employee’s actions.

16.3The worldwide profile and geographical diversity of CRH plc places a responsibility on the Company to ensure that its employees are aware of its business ethics and practices. Consequently, employees are required to familiarise themselves with the CRH Code of Conduct which provides protection to both the Company and to the individual employee. A link to the Code of Conduct document is included in the job offer. If the Employee is in any doubt about any aspect of the Code, the Employee should gain clarification from their manager or the Group Human Resources Manager.

16.4The Employee is also obliged to be aware of other CRH plc policies including (but not limited to) the Dignity at Work Procedure and Disciplinary and Grievance Procedure. Whilst these policies are non-contractual the Employee is required to familiarise themselves with these procedures, which may be amended from time to time. Failure to observe any CRH plc policies may be regarded as misconduct and will be dealt with in accordance with the Company’s Disciplinary Policy.

17.Data Protection
17.1For the purposes of the data protection legislation in any applicable jurisdiction (including but not limited to Ireland), the Employee acknowledges and accepts that the Company may hold, process and disclose the Employee’s personal data (including special categories of personal data within the meaning of any such legislation) provided by the Employee to the Company or any Group Company in the normal course of the employer/employee relationship and in the course of the Company’s legitimate business interests. This includes where this is required for all purposes relating to the performance of this agreement including, but not limited to circumstances where it is necessary for:
(a)administering and maintaining personnel records;
(b)paying and reviewing salary and other remuneration and benefits;
(c)providing and administering benefits (including if relevant, pension, life assurance, permanent health insurance and medical insurance);

(d)undertaking performance appraisals and reviews;
(e)maintaining sickness and other absence records;
(f)taking decisions as to the Employee’s fitness for work, eligibility to receive certain benefits or participate in a Company process (in such circumstances, the Company reserves the right to require the Employee to be examined by a medical practitioner and to receive a report);
(g)providing references and information to future employers, and if necessary, governmental and quasi-governmental bodies for social security and other purposes, and any other relevant authorities;
(h)providing information to future purchasers of the Company or any Group company or of the business which the Employee works; and
(i)transferring information concerning the Employee to a country or territory outside the EEA.
Further information is included in the Company’s privacy notice and data protection policy and can be provided by contacting grouphr@crh.com.
17.2The Employee acknowledges that during the Employment, the Employee will have access to and process, or authorise the processing of, personal data and special categories of personal data relating to employees, customers and other individuals held and controlled by the Company and any Group Company. The Employee agrees to comply with the terms of any applicable data protection legislation in relation to such data and to abide by the Company’s data protection policy issued from time to time.
18.Right to Search
The Company reserves the right to search the Employee and items such as baggage, personal items, car and electronic storage media while on Company property.
19.Lay Off and Short Time
The Company reserves the right to lay the Employee off or reduce the Employee’s working hours. In such circumstances, the Employee will receive as much notice as is reasonably possible prior to such lay off or short time. The Employee will not be paid during any period of lay off and paid only in respect of hours actually worked during any period of short time. Selection for lay off and / or short time work will be based on the business requirements of the Company from time to time.
20.Collective Agreements
There are no registered employment agreements, collective agreements or employment regulation orders relevant to the Employee’s employment with the Company.
21.Notices
Any notice to be given under this Agreement shall be in writing. Notices may be served by either party by personal service or by recorded delivery or by registered post addressed to the other party or by leaving such notice at (in the case of the Company) its registered office for the time being and (in the Employee’s case) the Employee’s last known address and any notice given shall be deemed to have been served at the time at which the notice was personally served or if sent by recorded delivery at the time of delivery as recorded or if sent by registered post on the second working day after posting or in the case of being left as appropriate at the registered office or last known address, the date on which it was so left.

22.Interpretation
In this Agreement (and any schedules to it):
“Manager” means the Line Manager of the Employee from time to time;
“Employment” means the employment governed by this Agreement;
“Group” means the Company and any Holding Undertaking, Subsidiary Undertaking or
Associated Undertaking of the Company from time to time;
“Group Company” means a member of the Group and “Group Companies” will be interpreted accordingly;
“Holding Undertaking”, “Undertaking” and “Subsidiary Undertaking” shall have the meanings respectively given to them in Section 275 of the Companies Act 2014, and “Associated Undertaking” shall mean any undertaking that is a Holding Undertaking or a Subsidiary Undertaking of such Holding Undertaking or Subsidiary Undertaking of the Company; and
“Termination Date” means the date on which the Employment terminates.
23.Miscellaneous
23.1This Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any party may enter into this Agreement by executing any such counterpart.
23.2In addition to any specific reservations referred to in this Agreement, the Company reserves the right to make reasonable changes to the terms and conditions of the Employee’s employment from time to time. The Employee will be notified in writing of any change as soon as possible and in accordance with statute.
23.3This Agreement shall form the statement of the Employee’s terms and conditions of employment in compliance with the provisions of the Terms of Employment (Information) Acts 1994 - 2014.

23.4The Employee cannot assign this Agreement to anyone else.
23.5Where, in connection with this Agreement the Employee undertakes any obligation in respect of any Group Company, the Employee unconditionally and irrevocably acknowledge and agree that the Company is entering into this Agreement and accepting the benefit of such obligations not only for itself but also as agent and trustee for such other Group Company. For the purposes of this Agreement, and notwithstanding any of the other provisions of this Agreement, the Company will be entitled to carry out all or any of its obligations under this Agreement, whether as to payment of remuneration, deduction of amounts or otherwise, through any Group Company as it may from time to time determine and the Company may enforce the provisions of this Agreement either directly as a party to it or as an agent for and on behalf of any such Group Company.
23.6No failure or delay by the Company in exercising any remedy, right, power or privilege under or in relation to this Agreement shall operate as a waiver of the same nor shall any single or partial exercise of any remedy, right, power or privilege preclude any further exercise of the same or the exercise of any other remedy, right, power or privilege.

23.7No waiver by the Company of any of the requirements of this Agreement or of any of its rights under this Agreement shall have effect unless given in writing and signed by the Company. No waiver of any particular breach of the provisions of this Agreement shall operate as a waiver of any repetition of that breach.

23.8References in this Agreement to rules, regulations, policies, handbooks or other similar documents which supplement it or are referred to in it are references to the versions or forms of the relevant documents as amended or updated from time to time.
23.9This Agreement supersedes any previous written or oral agreement between the parties in relation to the matters dealt within it. It contains the whole agreement between the parties relating to the Employment at the date the agreement was entered into (except for those terms implied by law which cannot be excluded by the agreement of the parties). The Employee acknowledges that the Employee has not been induced to enter into this Agreement by any representation, warranty or undertaking not expressly incorporated into it.
23.10If any provision of this Agreement shall be, or become, void or unenforceable for any reason within any jurisdiction, this shall affect neither the validity of that provision within any other jurisdiction nor any of the remaining provisions of this Agreement.

23.11The Employee agrees that the Company may transfer, upon agreement, the Employee’s employment from the Company to such other Group Company as the Company may determine and/or require the Employee to execute a service agreement with that other company (provided that the terms of that agreement are no less favourable than those of this Agreement).

23.12References to any statutory provisions include any modifications or re-enactments of those provisions.
23.13Headings will be ignored in construing this Agreement.
23.14The Employee will at all times comply with the Rules of any Exchange in which CRH plc is listed and any corporate governance rules and standards affecting CRH plc.
23.15This Agreement is governed by and will be interpreted in accordance with the laws of Ireland. Each of the parties submits to the exclusive jurisdiction of the courts of Ireland as regards any claim or matter arising under this agreement.

SIGNED on behalf of CRH Group Services Ltd.

/s/ Amy Moloney
Amy Moloney, Manager People Services - Dublin

ACCEPTANCE
I hereby accept the Company’s offer of employment and confirm that the terms and conditions set out above accurately record my terms and conditions of employment with the Company.

SIGNED:    /s/ Alan Connolly

Date:    15 Sep 2025